Exhibit 8.1

[PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]

March 27, 2007

Headwaters Incorporated

10653 South River Front Parkway

Suite 300

South Jordan, UT 84095

Ladies and Gentlemen:

We have acted as counsel to Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-4 filed March 27, 2007, as amended to such date (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the exchange offer described in the Registration Statement and the registration of (i) $172,500,000 in aggregate principal amount of 2 7/8% Convertible Subordinated Notes due 2016 (the “Notes”) and (ii) shares of Company common stock, $0.001 par value, initially issuable upon conversion of the Notes.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP